Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis—May 2008

Series Deal Size Expected Maturity		1998-6 $964MM 8/18/2008
Yield		15.76%
Less:	Coupon	3.01%
	Servicing Fee	1.50%
	Net Credit Losses	4.50%
Excess Spread:
	May-08	6.75%
	April-08	5.73%
	March-08	7.05%
Three Month Average Excess Spread		6.51%
Delinquency:
	30 to 59 Days	0.84%
	60 to 89 Days	0.68%
	90+ Days	1.58%
	Total	3.10%
Principal Payment Rate		19.04%